EXHIBIT 23.02
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Optimost LLC 2006 Equity Compensation Plan and the 1999 Employee Stock Purchase Plan of Interwoven, Inc. of our reports dated December 14, 2007, with respect to the consolidated financial statements and schedule of Interwoven, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2006, and the effectiveness of internal control over financial reporting of Interwoven, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

February 25, 2008
San Francisco, CA